Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Announces Status Update to Hilcorp’s Reporting

HOUSTON, Texas, July 23, 2021 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today announced a status update to the monthly reporting by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”).

Hilcorp previously informed the Trust that it has only reported estimates of revenue and severance taxes applicable to the Trust’s subject interests for certain months due to Hilcorp’s ongoing transition to a new accounting system. As previously announced on July 20, 2021, Hilcorp’s May 2021 report included true-ups to the lease operating expense, property tax and capital cost categories for the production months of January 2021 through April 2021. However, the May 2021 reporting month was based on estimated revenue and severance tax. Therefore, Hilcorp will need to adjust the previously reported revenue and severance tax categories for the production months of January 2021 through May 2021 for operated wells.

On July 21, 2021, Hilcorp informed the Trust it was continuing to work internally on the revenue and severance tax reporting issues. Hilcorp was unable to confirm whether next month’s distribution would be based on estimated or actual revenue received and severance tax paid. Additionally, Hilcorp was unable to provide a specific timeline when the true-ups to the revenue and severance tax categories would occur. However, to the extent Hilcorp has underpaid the Trust, Hilcorp will be obligated to pay the Trust interest (prime rate plus 4%) as required by the Conveyance. Hilcorp has confirmed that it will waive interest to the extent there are any overpayments to the Trust based on true-ups in 2021.

The Trustee continues to prioritize these ongoing reporting issues. To this end, the Trustee remains engaged with Hilcorp regarding Hilcorp’s transition to a new accounting system and to define a timeline for when the true-ups to the revenue and severance categories will occur. The Trustee will continue to correspond with Hilcorp and the Trust’s third-party compliance auditors to ensure consistent, accurate, and timely reporting and recovery of any underpayments (plus interest) that may be owed.

Contact:	San Juan Basin Royalty Trust

BBVA USA, Trustee

2200 Post Oak Blvd., Floor 18

Houston, TX 77056

website: www.sjbrt.com            e-mail: sjt.us@bbva.com

Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources

and Senior Vice President

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553